Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-102805) pertaining to the Capital Accumulation Plan of our report dated  April 8, 2005, with respect to the financial statements and schedule of the Capital Accumulation Plan included in this Annual Report (Form 11-K) for the year ended October 30, 2004.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota

April 25, 2005